                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                             KEY ENERGY GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ----------------------

            Maryland                                      04-2648081
 (STATE OR OTHER JURISDICTION            (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
OF INCORPORATION OR ORGANIZATION)

            TWO TOWER CENTER, 20TH FLOOR, EAST BRUNSWICK, NEW JERSEY
                                 (732) 247-4822
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OR REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ----------------------

                                Francis D. John
                             Key Energy Group, Inc.
                          Two Tower Center, 20th Floor
                        East Brunswick, New Jersey 08816
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                      AREA CODE, OF AGENT FOR SERVICE)

                            ----------------------

                                   Copies to:

     Jack D. Loftis, Jr.                                   Samuel N. Allen
    Key Energy Group, Inc.                             Porter & Hedges, L.L.P.
 Two Tower Center, 20th Floor                         700 Louisiana, Suite 3500
East Brunswick, New Jersey 08816                         Houston, Texas 77002
        (732) 247-4822                                      (713) 226-0600

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Selling Securityholders.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [x]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
    Title of Securities      Amount to be        Proposed Maximum            Proposed Maximum            Amount of
     to be Registered         Registered     Offering Price Per Share   Aggregate Offering Price(1)    Registration Fee
-------------------------------------------------------------------------------------------------------------------------
7% Convertible
Debentures Due 2003           $3,000,000                ----                     $3,234,000(2)              $954.00
-------------------------------------------------------------------------------------------------------------------------
Common Stock, Par
Value $.10 per share          186,286(3)                $19.00                   $353,894                   $105.00(4)
=========================================================================================================================

(1)      Estimated solely for purposes of calculating the registration fee.

(2) Pursuant to Rule 457(i), the proposed offering price is calculated on the basis of the offering price of the convertible debentures plus an additional $234,000, which represents the aggregate offering price of 12,000 shares of Common Stock, based on the average of the high and low sales prices of the Common Stock on December 29, 1997 on the American Stock Exchange of $19.00, which may be issued to the holders of the 7% Convertible Debentures due 2003 ("Debentures") as additional consideration upon conversion of the Debentures.

(3) An intermediate number of shares of Common Stock issuable upon conversion of the Debentures also is being registered hereby.

(4) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the high and low sale prices for the Common Stock on the American Stock Exchange on December 29, 1997. Pursuant to Rule 457(i), no registration fee is payable in connection with the Common Stock issuable upon conversion of the Debentures.

                            ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED JANUARY 6, 1998

PROSPECTUS

                             KEY ENERGY GROUP, INC.
                                   $3,000,000
                     7% CONVERTIBLE SUBORDINATED DEBENTURES
                        505,979 SHARES OF COMMON STOCK


        Certain selling securityholders of the Company (the "Selling Securityholders") are hereby offering for resale up to $3,000,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2003 (the "Debentures") of Key Energy Group, Inc., a Maryland corporation (the "Company"), along with an indeterminate number of shares of the common stock, par value $.10 per share, of the Company ("Common Stock") issuable upon conversion of the Debentures. In addition, certain Selling Securityholders are offering for sale 186,286 shares of Common Stock. The Company will not receive any of the proceeds from the sale of the Debentures or Common Stock offered hereby.

        The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol KEG. On December 19, 1997, the closing price of the Common Stock, as reported on the AMEX, was $19.50 per share. The Debentures are not listed on any securities exchange, but are traded in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc.

        The Debentures and the Common Stock may be offered and sold from time to time by the Selling Securityholders named under "Selling Securityholders" or named in a Prospectus Supplement through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of the Debentures and the Common Stock in respect of which this Prospectus is being delivered, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Debentures and the Common Stock and the proceeds to the Selling Securityholders, and any other material terms shall be as set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements, including indemnification of agents, dealers and underwriters.

        FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                           -----------------------

          THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY  IS A CRIMINAL OFFENSE.

                           -----------------------

                The date of this Prospectus is January  , 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (iii) the Company's Proxy Statement dated November 28, 1997; (iv) the Company's Current Reports on Form 8-K dated June 25, 1997, as amended, September 1, 1997, as amended, September 25, 1997, as amended, October 1, 1997, as amended, and October 9, 1997; and (v) the description of the Common Stock contained in the Company's Form 8-A filed on May 21, 1981, as amended on January 27, 1986 and October 19, 1989. All other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Common Stock covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by
reference  in  this Prospectus   (excluding   exhibits   unless  such
exhibits  are   specifically incorporated   by reference   into  the
information   that  this   Prospectus incorporates).  Requests for such copies
should be made to the Company at its principal executive offices, Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816, telephone number (732) 247-4822, Attn: Jack D. Loftis.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        This Prospectus and the documents that are incorporated in this Prospectus by reference contain certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration of the operations acquired and achievement of certain benefits in connection therewith. Forward Looking Statements are included in the sections captioned "Risk Factors," "The Company," and elsewhere in this Prospectus and in documents that are incorporated in this Prospectus by reference. Although the Company believes that the expectations reflected in such Forward Looking Statements are reasonable, it can give no assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. The Company's operations are subject to uncertainties, risks and other influences, many of which are outside of the Company's control and any one of which, or a combination of which, could materially adversely affect the results of the Company's operations and whether the Forward Looking Statements prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

        Key Energy Group, Inc. (the "Company") operates approximately 795 well service rigs, 623 fluid hauling and other trucks and 38 drilling rigs in the Permian Basin, the Mid-Continent region, the Ark La Tex region, Michigan, the Appalachian Basin, the Rocky Mountain region, the Four Corners area of the Southwest and Argentina. The Company believes it operates the largest combined fleet of active well service rigs and fluid hauling and other trucks onshore the continental United States and the second largest fleet in Argentina. The Company provides a full range of maintenance and workover services to major and independent oil and gas companies in all of its operating regions. In addition to maintenance and workover services, the Company provides services that include the completion of newly drilled wells, the recompletion of existing wells (including horizontal recompletions) and the plugging and abandonment of wells at the end of their useful lives. Other services include oilfield fluid and equipment transportation, storage and disposal services, frac tank rentals, fishing and rental tools, wireline services, air drilling and hot oiling. In addition, the Company is engaged in contract drilling in West Texas, the Ark La Tex region, the Four Corners area, Michigan and Argentina and owns and produces oil and natural gas in the Permian Basin.

        The Company believes it has a distinctive business strategy designed to take advantage of growth opportunities within the fragmented but consolidating well service industry. The strategy emphasizes a decentralized management philosophy that encourages decision making at the local level. The strategy has resulted in growth through the enhancement of services and strategic acquisitions and control of overhead and operating expenses. The Company's strategy also is designed to minimize the business risks associated with unexpected downturns in one or more of its business segments. As a result, the Company has become a leader in its domestic markets by establishing a reputation for competitive and comprehensive services, including high quality equipment and well-trained crews that operate within stringent safety guidelines.

            Enhancement of Services: The Company has implemented a strategy to provide its customers with a single source of well services and equipment. The Company's ability to provide an increasing array of services, along with the Company's reputation for reliability and safety, has enabled the Company to increase its market share in its primary areas of operations.

            Acquisition Strategy: The Company's acquisition strategy focuses on companies or equipment that either expand the range of services that the Company provides or present opportunities to expand its business into new markets. The Company attempts to acquire businesses with strong customer relationships, a history of superior customer service and the potential to be assimilated efficiently into the Company's existing regional management structure with a minimal increase in overhead costs. In the last two years, the Company has acquired 32 well servicing operations, several oil and gas properties and three drilling operations. In addition, an agreement for the acquisition of one well service company and three drilling companies are pending.

            Decentralized Operations: The Company's decentralized management philosophy is consistent with the regional nature of the well service business. This structure allows the Company's senior management to establish the Company's policies, and permits the Company's regional managers to implement those policies in each of the Company's business segments and markets. As a result, local managers are better able to deal efficiently with local and time-sensitive issues, thereby allowing them to be more responsive to customer needs.

            Low Operating Costs: Because of its cost controls and low corporate overhead, among other factors, the Company has one of the lowest general and administrative costs to revenue ratios and one of the highest EBITDA to revenue ratios in the well service industry.

        The Company's principal offices are located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816, and its telephone number is (732) 247-4822.

                                  RISK FACTORS

        The following should be considered carefully with the information provided elsewhere in this Prospectus and the documents incorporated by reference herein in reaching a decision regarding an investment in the Common Stock offered hereby.

DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

        The Company's business is substantially dependent upon conditions in the oil and gas industry and, specifically, the production expenditures of oil and gas companies. The demand for well servicing and workover activities is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulation, including environmental regulations, local and international political and economic conditions, and governmental policies regarding exploration and development of oil and gas reserves. The demand for well servicing and related services in the United States was severely depressed for most of the last decade due in large part to prolonged weakness and uncertainty of oil and gas prices. As a consequence, diminished demand during that period led to lower day rates and lower use of available equipment. Demand for well services has stabilized over the last two years, and prices for such services have stabilized or increased during that period. Nonetheless, there can be no assurance that periods of diminished demand in the well service industry will not occur.

RISKS ASSOCIATED WITH ACQUISITIONS

        One of the Company's business strategies is to pursue acquisitions of businesses that are complementary to those of the Company. In the last 20 months, the Company has acquired 29 well servicing operations, several oil and gas properties and one drilling operation. Integrating the acquired businesses and personnel requires significant management time and skill. Management of the Company's growth will require continued expansion of the Company's operational and financial control systems, which could place a significant strain on the Company's resources. Acquisitions of companies involve financial, operational and legal risks, including the difficulty of assimilating operations and personnel of the acquired companies and of maintaining uniform standards, controls, procedures and policies. There can be no assurance that the Company will be successful in making additional acquisitions or be effective in integrating such acquisitions. Any failure to effectively integrate future acquisitions could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company competes and will continue to compete with other buyers for acquisitions. As a result, if the prices sellers seek were to rise, the Company could find fewer acceptable acquisition opportunities.

POTENTIAL LABOR SHORTAGE

        The Company's ability to maintain its productivity and profitability depends on its ability to attract and retain skilled workers. Although the Company's size has increased substantially over the last two years, the Company historically has experienced a high employee turnover rate, and the Company continues to need replacement and additional workers, and devotes significant management time and effort to attracting and retaining workers. The Company believes that many skilled or trainable workers reside in reasonable proximity to its facilities; however, there can be no assurance that the Company will be successful in recruiting and training such workers due to a variety of factors. Such factors include the potential inability or lack of desire by such workers to commute to the Company's facilities and job sites or relocate to areas closer to the Company's areas of operation, and competition for workers from other industries. Although the Company believes that its wage rates are competitive and that its relationship with its workforce is good, a significant increase in the wages other employers pay could result in a reduction in the Company's workforce, increases in the Company's wage rates, or both. If either of these events occurs, the Company's profitability could be diminished and the Company's growth potential could be impaired.

OPERATING RISKS; INSURANCE

        The Company's operations are subject to many hazards inherent in the maintenance, workover, drilling and operation of oil and gas wells, the occurrence of which could result in the suspension of operations, damage to or destruction of equipment and injury or death to field personnel. These hazards include explosions, blow-outs, reservoir damage, loss of well control, cratering and fires. Damage to the environment also could result from the Company's operations. The Company maintains insurance coverage in such amounts and against such risks as it believes to be in accordance with normal industry practice. Such insurance does not, however, provide coverage for all liabilities (including liabilities for certain events involving pollution), and there can be no assurance that such insurance will be adequate to cover all losses or liabilities that the Company might incur in its operations. Moreover, no assurance can be given that the Company will, in the future, be able to maintain insurance at levels it deems adequate and at rates it considers reasonable or that any particular types of coverage will be available.

        The well service business also is subject to seasonal risks caused by adverse weather conditions such as severe winter storms. In addition, the Company's operations in Northern regions are subject to limitations on transporting equipment during the spring thaw.

COMPETITION

        Competition is intense in all of the Company's markets. The Company competes on the basis of the quality of its equipment and service, its safety record and pricing. While management believes that the Company's reputation for quality of equipment and service and its safety record are among the best in the industry, certain competitors have access to greater financial and other resources than the Company, which could allow those companies to price their services more aggressively than the Company.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

        The Company's operations are subject to federal, state and local laws and regulations including those relating to protection of the environment, natural resources, health and safety, waste management, and transportation of hydrocarbons and chemicals. Various operations conducted by the Company, including waste disposal and the handling of materials which are classified as wastes, pollutants or hazardous substances, may require permits or other authorizations. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, as well as revocation of permits, and corrective action orders. These laws may impose retroactive liability and may render a party liable for environmental damage or threats to human health or the environment without regard to that party's negligence or fault. Consequently, the Company could be exposed to liability for the conduct of, or conditions caused by, others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. Laws and regulations protecting the environment have been expanded, modified and reinterpreted over the years, resulting in increasingly stringent requirements. The application or interpretation of these regulations or the adoption of new regulations could have a material adverse effect on the Company. In addition, the modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting well servicing opportunities.

DEPENDENCE ON KEY PERSONNEL

        The Company's business is partially dependent upon the performance of certain of its executive officers. The Company has entered into employment agreements with these executive officers that contain non-compete provisions. Notwithstanding such agreements, there can be no assurance that the Company will be able to retain such officers or that it will be able to enforce the non-compete provisions in the event of their departure. Although the Company maintains key man life insurance on the lives of certain of such officers, including its Chief Executive Officer, the existence of such insurance does not mean that the death or disability of one or more of them would not have a material adverse effect upon the Company.

INTERNATIONAL INVESTMENTS

        The Company has investments and may make additional investments in Argentina. The Company also may make investments in other foreign countries and in companies located or with significant operations outside the United States. Such investments are subject to risks and uncertainties relating to the political, social and economic structures of those countries. Risks may include fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

SUBSTANTIAL LEVERAGE

        The Company has substantial indebtedness and is highly leveraged. The degree to which the Company is leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. At December 17, 1997, the Company's outstanding long-term debt totaled approximately $292.6 million, consisting of (i) $4.6 million of outstanding 7% Convertible Subordinated Debentures due 2003 (the "Debentures"), (ii) $216.0 of outstanding 5% Convertible Subordinated Notes due 2004 (the "Notes") and (iii) $72.0 million borrowed under the Company's $250 million revolving credit facility (the "Revolving Credit Facility"). At October 31, 1997, the Company's ratio of total debt to total capitalization was approximately 67%. If the Company borrows the entire amount available under the Revolving Credit Facility (and assuming no conversion of the Debentures or the Notes), its total long-term debt would be $477.4 and its ratio of total debt to total capitalization would be approximately 78% (based on the Company's stockholders' equity at October 31, 1997).

        In recent years, cash generated from the Company's operating activities in conjunction with borrowings and proceeds from private equity issuances has been sufficient to meet its debt service, acquisition and capital expenditure requirements. There can be no assurance that cash generated from such sources will be sufficient to meet its future debt service requirements and to make anticipated acquisitions, investments and capital expenditures.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET
PRICES

        As of December 17, 1997, the Company had a total of 18,355,296 shares of Common Stock outstanding, including 416,666 recently purchased by the Company which the Company intends to convert to treasury shares promptly after the settlement date for the latest purchase. Of the outstanding shares, approximately 1,141,451 are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and as such, are subject to restrictions on resale in the public markets. However, all but 125,000 shares of such restricted securities are registered under registration statements under the Securities Act or are subject to registration under registration rights agreements. The Company has reserved 532,760 shares (265,000 of which are underlying warrants) for issuance in connection with pending and completed acquisitions which the Company expects to issue in January 1998, all of which shares are subject to registration rights agreements. In addition, approximately 8,378,465 shares of Common Stock are issuable upon the exercise of existing options and warrants and the conversion of convertible securities, including 471,795 shares currently issuable upon conversion of the Debentures and 5,610,390 shares issuable upon conversion of the Notes. All of such shares will be issued in registered transactions, or have been or will be registered for resale pursuant to a registration rights agreement. Sales of a substantial number of any of such shares in the public markets, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.


                            SELLING SECURITYHOLDERS

        The following table sets forth information concerning the principal amount of Debentures and number of shares of Common Stock offered by the Selling Securityholders (the "Shares").

                                                  Beneficial Ownership of                  Beneficial Ownership
                                                Debentures Before Offering(1)               of Common Stock(1)
                                                -------------------------------      --------------------------------
                                                  Principal            % of            Number of             % of
Name                                            Amount Owned           Class          Shares(2)(3)          Class(3)
---------------------------------------------   ------------        -----------      ---------------      -----------
The Bank of New York                             $1,000,000             *               102,564                *
---------------------------------------------   ------------        -----------      ---------------      -----------
State Street Bank                                $2,000,000             *               205,128                *
---------------------------------------------   ------------        -----------      ---------------      -----------
Dennis Hogerheide Trust . . . . . . . . . . .        --                 --               37,798               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------
Tri-State Wellhead & Valve, Inc.. . . . . . .        --                 --               40,335               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------
Reo Brownlee. . . . . . . . . . . . . . . . .        --                 --                4,214               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------
Elvin Brownlee, III . . . . . . . . . . . . .        --                 --                1,553               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------
Dale Rennels. . . . . . . . . . . . . . . . .        --                 --                2,386               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------
S&R Cable, Inc. . . . . . . . . . . . . . . .        --                 --               11,460               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------
White Rhino Drilling, Inc.  . . . . . . . . .        --                 --               58,440               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------
Jordon Exploration Company, L.L.C.. . . . . .        --                 --               30,100               (*)
---------------------------------------------   ------------        -----------      ---------------      -----------

-------------------

(*) Less than one percent.

(1) No information is given with respect to beneficial ownership after the Offering because the Company is unable to determine the number of shares of Common Stock that will be sold in the Offering.

(2)     Assumes a conversion price of Debentures of $9.75 per share.

(3) Assumes (i) conversion of all of the Debentures and (ii) no shares of Common Stock will be issuable as a Premium Protection Payment.

        The information in the table with respect to Selling Securityholders who are holders of Debentures has been prepared based upon information furnished to the Company by American Stock Transfer & Trust Company (the trustee under the Indenture pursuant to which the Debentures were issued), by the Depository Trust Company and by or on behalf of the Selling
Securityholders.

        The per share conversion price and, therefore, the number of shares of Common Stock issuable upon conversion of the Debentures is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $4,600,000, $3,000,000 of which have not been resold in registered transactions and remain "restricted securities". The $3,000,000 of Debentures offered hereby may be converted into 307,693 shares of Common Stock assuming a conversion rate of $9.75 per share. In addition, holders of Debentures are entitled to a Premium Protection Payment generally equal to 50% of the interest otherwise payable on the converted Debentures from the date of conversion through July 1, 1999, payable in cash or Common Stock at the Company's option. Since the number of shares potentially issuable as Premium Protection Payments is based on the market price of the Common Stock at the time of conversion, the number of shares of Common Stock so issuable cannot be determined at this time. However, as of the date hereof, assuming that (i) 100% of the Debentures offered hereby were converted as of 1/1/98, (ii) the Company determined to pay the entire Premium Protection Payment in Common Stock rather than cash and (iii) the conversion price relating to the Premium Protection Payment was $19.50 per share (which was the closing price of the Common Stock as reported on the AMEX on December 19, 1997), the aggregate number of shares of Common Stock issuable as Premium Protection Payments would be 8,077 shares. In addition to these Premium Protection Payment shares, the Company is requesting the resale of an additional 3,923 shares of Common Stock which it may issue to the holders of the Debentures offered hereby to induce early conversion.

        The information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. Other than their ownership of the Company's securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years.

                              PLAN OF DISTRIBUTION

        This Prospectus relates to the resale of (i) the Debentures, (ii) the Common Stock issuable upon conversion of Debentures (including shares payable as Premium Protection Payments and as an inducement to convert), and (iii) up to 186,286 shares of Common Stock (the "Resale Shares") owned by certain of the Company's shareholders. The Debentures were issued by the Company pursuant to a Purchase Agreement dated June 28, 1996, and were acquired by the Selling Securityholders in resale transactions pursuant to Rule 144A, Regulation S, Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or from other holders acquiring such Debentures from prior holders thereof. The Resale Shares were issued by the Company in a series of unrelated unregistered transactions pursuant to the exemption provided in Section 4(2) of the Securities Act. The Registration Statement of which this Prospectus is a part does not cover the issuance of Common Stock upon conversion of the Debentures into shares of Common Stock.

        The Company will not receive any of the proceeds from the sale of the Debentures and the shares of Common Stock offered hereby. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Debentures and the shares of Common Stock beneficially owned by them on any exchange or market on which the Debentures or the Common Stock are listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders also may make private sales directly or through a broker. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or the Common Stock offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders.

        To the extent not described herein and as otherwise required by law, the specific amount of the Debentures and Common Stock being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

        In order to comply with the securities laws of certain states, if applicable, the Debentures and the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and the shares of Common Stock offered hereby may not be sold unless they have been offered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance therewith is effected.

        The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures and the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such brokers, dealers, agents or underwriters and any profit on the resale of the Debentures and the Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Common Stock pursuant to this Prospectus other than selling commissions and fees.

        The Common Stock issuable upon conversion of the Debentures have been authorized for listing on the AMEX upon official notice of issuance. The Debentures are not listed on the AMEX and are not expected to be listed on any securities exchange. The Debentures are eligible for trading through the Portal Market.

                          DESCRIPTION OF COMMON STOCK

        The Company is currently authorized to issue 25,000,000 shares of Common Stock, and the Board of Directors has approved, subject to stockholder approval, an increase in the authorized capital stock to 100,000,000 shares of Common Stock. Of the 25,000,000 shares currently authorized, an aggregate of 18,355,296 shares were outstanding, including 416,666 shares recently purchased by the Company which the Company intends to convert to treasury shares promptly
after the settlement date for the latest purchase.   All of the issued and
outstanding shares of Common Stock are fully paid and nonassessable. Each share is entitled to one vote in the election of directors and other corporate matters. The holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Common Stock are able to elect all of the Company's directors. The Common Stock has no redemption provisions and the holders thereof have no preemptive rights. The holders of Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company subject to the rights of any preferred stock then outstanding, the holders of Common Stock are entitled to share ratably in the Company's assets, according to the number of shares they hold. The Common Stock is listed on the AMEX. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

        The Board of Directors has the power under the Company's Articles of Incorporation, without the need of any stockholder action, to redesignate all or any of the authorized and unissued shares of Common Stock into one or more series of preferred or preference stock and to establish the rights and preferences (including, without limitation, dividend and liquidity preferences, voting rights and conversion provisions), except that the Company charter provides that no such class or series of shares (i) may have more than one vote per share, (ii) may be issued in connection with any shareholder rights plan, "poison pill" or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the Board of Directors.

                           DESCRIPTION OF DEBENTURES

        The Debentures were issued under an indenture (the "Indenture") between the Company and American Stock & Transfer Trust Company, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to all of the provisions of the Indenture, the Debentures and the Registration Rights Agreement dated as of July 3, 1996, among the Company, McMahan Securities Co. L.P. and Rauscher Pierce Refsnes, Inc. (the "Registration Rights Agreement"), including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture and Registration Rights Agreement are available from the Company.

GENERAL

        The Debentures are unsecured obligations of the Company, are $4,600,000 in aggregate principal amount outstanding and mature on July 1, 2003. The Debentures are subordinated in right of payment to certain other obligations of the Company. See "--Subordination." The Debentures bear interest at the rate 7% per annum from the date of original issuance of Debentures pursuant to the Indenture or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on July 1 and January 1 of each year, commencing January 1, 1997 to the Person in whose name the Debentures (or any predecessor Debenture) is registered at the close of business on the preceding June 15 or December 15, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of twelve 30-day months.

        Principal of, premium on, if any, and interest on, the Debentures will be payable (i) in respect of Debentures held of record by the Depository Trust Company ("DTC") or its nominee in same day funds on or before the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee, at the office of the Trustee in New York, New York. The Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders, other than DTC or its nominee, payment of interest may be made, at the option of the Company, by check mailed to the address of the persons entitled thereto as they appear in the register for the Debentures on the Regular Record Date for such interest.

        The Debentures have been issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to register the transfer of or exchange any Debentures for a period of 15 days before a selection of Debentures to be redeemed, or (ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part.

        All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to The Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

        The Indenture does not contain any financial covenants or restrictions on payment of dividends or any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "--Certain Rights to Require Repurchase of Debentures."

CONVERSION RIGHTS

        The Debentures are convertible into Common Stock prior to redemption or final maturity, currently at a conversion price equal to $9.75 per share. In addition, if conversion occurs before July 1, 1999, Holders are entitled to receive a payment (the "Premium Protection Payment") generally equal to 50% of the interest otherwise payable on the converted Debentures from the date of conversion through July 1, 1999, payable in cash or Common Stock, at the Company's option; provided, however, that no Premium Protection Payments will be made if an all cash tender offer for the Common Stock is consummated at a price per share representing a 40% or greater premium above the conversion price. The right to convert Debentures which have been called for redemption will terminate at the close of business on the date fixed for redemption or the second trading day preceding a Change in Control Payment Date, as the case may be. See "-- Optional Redemption" below.

        The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the Company pays a dividend, or makes a distribution, in shares of its Common Stock on its Common Stock; (ii) the Company subdivides its outstanding Common Stock into a greater number of shares or combines its Common Stock into a smaller number of shares; (iii) the Company grants rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price less than the Current Market Price per share; (iv) the Company distributes to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or other distributions to the extent paid from its retained earnings or current earnings) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in (iii) above); (v) the Company, by dividend or otherwise, distributes to all holders of its Common Stock cash in an aggregate amount that, combined together with (A) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this section (v) has been made and (B) the aggregate of any cash plus the fair market value of consideration payable in respect of any tender offer by the Company or its Subsidiaries for all or any portion of the Common Stock concluded with the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to section (vi) has been made, exceeds 10% of The Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding); and (vi) a tender offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender offer shall require payment to stockholders of an aggregate consideration having a fair market value that combined with (Y) the aggregate of the cash plus the fair market value, as of the expiration of such tender offer of consideration payable in respect of any other tender offer by the Company or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment to this section (vi) has been made and (Z) the aggregate amount of any distributions to all holders of Common Stock made exclusively in cash within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to section
(v) has been made, exceeds 10% of the product of the current market price per share to the Common Stock as of the last time tenders could have been made pursuant to such tender offer times the number of shares of Common Stock outstanding (including tendered shares). No adjustment of the conversion price will be required to be made unless such adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

        In addition to the foregoing adjustments, the Company is permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event or for any other reason. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer, and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

        Fractional shares of Common Stock, including fractional shares issued as Premium Protection Payments, will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on the record date for any Interest Payment Date to the opening of business on such Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in funds acceptable to the Company of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted. Except as described in the preceding sentence and except for Premium Protection Payments, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

        The payment of the principal of and premium, if any, and interest on the Debentures are, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is any distribution (which may consist of cash, securities or other property) to creditors in a liquidation, dissolution, or winding up, or in a bankruptcy, reorganization, insolvency, receivership or similar proceedings of The Company, the holders of Senior Indebtedness shall be entitled to receive payment in full, in cash or in a manner satisfactory to the holders of such Senior Indebtedness, of all Senior Indebtedness before Holders shall be entitled to receive any payments of principal of or premium, if any, or interest on Debentures, and until the Senior Indebtedness is so paid, any distributions to which Holders would have been entitled but for the subordination shall be made to holders of Senior Indebtedness as their interests may appear, except that Holders may receive securities that are subordinated to Senior Indebtedness to at least the same extent as the Debentures. In the event of the maturity of any Senior Indebtedness, all principal thereof, premium, if any, and interest thereon and any other amounts owing in respect thereof must be paid in full, or provisions for such payment in cash or in a manner satisfactory to the holders of such Senior Indebtedness, before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or payments to acquire any of the Debentures may be made if there has occurred a default with respect to Senior Indebtedness, permitting holders of to accelerate the maturity thereof (and if the default is other than default in payment of the principal of, premium, if any, or interest on or any other amount owing in respect of such Senior Indebtedness, upon written notice thereof given to the Company and the Trustee by the holders of the Senior Indebtedness) unless such default has been cured or waived, or has ceased to exist.

        Senior Indebtedness is defined in the Indenture as (a) the principal or interest (including, to the extent permitted by applicable law, interest on or after the commencement of any bankruptcy proceeding whether or not representing an allowed claim in such proceeding) and premium, if any, on and any other amount owing with respect to (i) any indebtedness of The Company, now or hereafter outstanding, in respect of borrowed money (other than the Debentures), (ii) any indebtedness of The Company, now or hereafter outstanding, evidenced by a bond, note, debenture, capitalized lease, letter of credit or other similar instruments, (iii) any other written obligations of the Company, now or hereafter outstanding, to pay money issued or assumed as all or part of the consideration for the acquisition of property, assets or securities and (iv) any guarantee or endorsement (other than for collection or deposit in the ordinary course of business) or discount with recourse of, or other agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire, to supply or advance funds or to become liable with respect to (directly or indirectly), any indebtedness or obligation of any Person of the type referred to in the preceding subclauses (i), (ii) and (iii) now or hereafter outstanding; and (b) any refundings, renewals or extensions of any indebtedness or other obligation described in clause (a).

        The Debentures are obligations exclusively of the Company. A portion of the operations of the Company are currently conducted through Subsidiaries, which are separate and distinct legal entities and likewise no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments (except for Subsidiaries acting as Subsidiary Guarantors as described below under "--Subsidiary Guarantees"). In addition, the payment of dividends and certain loans and advances to the Company by such Subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such Subsidiaries and are subject to various business considerations.

        The Debentures are effectively subordinated to all Senior Indebtedness of the Company's Subsidiaries. Any right of the Company to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

        The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. The Company expects to incur Senior Indebtedness from time to time in the future.

SUBSIDIARY GUARANTEES

        The Company's payment obligations under the Debentures are jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited to the maximum amount that will not constitute a fraudulent conveyance under state or federal law.

        The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor (including, if applicable, all of the capital stock of any Subsidiary Guarantor), by way of merger, consolidation or otherwise, such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and relieved of any obligations under its Subsidiary Guarantee provided that such surviving or acquiring entity is not a Subsidiary of the Company.

OPTIONAL REDEMPTION

        The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after July 15, 1999, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

        If redeemed during the 12-month period beginning July 15, in the year indicated, the redemption price shall be:

                                                     REDEMPTION
                                                     ----------
                                  YEAR                             PRICE
                                  ----                             -----
                                  1999 . . . . . .                  104%
                                  2000 . . . . . .                  103%
                                  2001 . . . . . .                  102%
                                  2002 . . . . . .                  101%

         No sinking fund is provided for the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer or lease all or substantially all of its properties and assets to any Person (other than a merger between the Company and any wholly-owned Subsidiary of the Company), unless (a) the Company survives such merger or such Person is a corporation, organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations under the Debentures and the Indenture, (b) immediately after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing,
(c) immediately after giving effect to such transaction, the consolidated net worth of the resulting surviving corporation is not less than that of the Company immediately before the transaction, and the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if applicable, such supplemental indenture complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

         In the event of any Change in Control occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures has the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is no later than 60 days following the date of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

         Failure by the Company to provide timely notice of a Change in Control, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

         The Company is obligated to mail to all Holders of Debentures, a notice no less than 30 days nor more than 45 days before any Repurchase Date, of the occurrence of such Change in Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, irrevocable written notice to the Company (or an agent designated by the

Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer. Such written notice is irrevocable.

         A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are directly or indirectly, leased, exchanged or otherwise transferred or sold to any Person or related group of Persons; (ii) there shall be consummated any consolidation or merger of the Company with the effect that immediately after such transaction the stockholders of the Company hold less than a majority of the combined voting power of the then outstanding voting stock of the Person surviving such transaction; or (iii) any Person, or any Persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of the then outstanding voting stock and warrants or options to acquire such voting stock calculated on a fully-diluted basis, of the Company.

         The right to require the Company to repurchase Debentures as a result of the occurrence of a Change in Control could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "-- Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Debentures upon a Change in Control may be limited by certain financial covenants contained in the Company's Senior Indebtedness. In addition, there can be no assurance that the Company will have the cash necessary to satisfy its repurchase obligation.

         The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

         In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such repurchase.

RULE 144A INFORMATION REQUIREMENT

         The Company has agreed to furnish to the Holders or beneficial holders of the Debentures and prospective purchasers of the Debentures designated by the Holders of the Debentures, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND ACCELERATION

         The following are Events of Default under the Indenture with respect to the Debentures: (a) default in the payment of principal of or any premium, if any, on any Debenture when due; (b) default in the payment of any interest on any Debenture when due, which default continues for more than 30 days; (c) default in the performance, or breach, of any other covenant or warranty of the Company or any Subsidiary in the Indenture continuing for 60 days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debentures; (d) default on any other Indebtedness of the Company or any Subsidiary if such Default results from the failure to pay principal of, premium, if any, or interest on any such Indebtedness when due in excess of $1,000,000 or as a result of such Default, the maturity of such Indebtedness has been accelerated, without such Default and acceleration having been rescinded or annulled within 10 days, and the principal amount of any other such Indebtedness in Default, or the maturity of which has been so accelerated, aggregate $1,000,000 or more;
(e) except as otherwise permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases, for any reason, to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; (f) the entry by a court of a judgment or order against the Company or any Subsidiary in an aggregate amount in excess of $1,000,000 that is not covered by insurance written by third parties that has not been vacated, discharged, satisfied or stayed pending approval within 60 days after the entry thereof; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company.

         If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Debentures may declare the unpaid principal of and any accrued interest on all such Debentures to be due and payable immediately by notice to the Company. However, the Holders of a majority in principal of the then outstanding Debentures may, by written notice to the Trustee, rescind an acceleration and its consequences if such rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company, such an amount shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under Indenture and as to any default in such performance.

MODIFICATION, AMENDMENTS AND WAIVERS

         Modifications and amendments of the Indenture and the Debentures may be made by the Company and the Trustee without the consent of the Holders to:
(a) cure any ambiguity, defect or inconsistency; (b) provide for any uncertificated Debentures in addition to certificated Debentures; (c) make any change that does not adversely affect the legal rights of any Holder under the Indenture; and (d) provide for assumption of obligations of the Company or a Subsidiary Guarantor to Holders.

         Modifications and amendments of the Indenture and the Debentures may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debentures. The Holders of a majority in principal amount of the Debentures then outstanding may waive compliance in a particular instance by the Company with any provision of the Indenture or the Debentures. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Debentures held by a nonconsenting Holder): (a) reduce the principal amount of Debentures whose Holders must consent to an amendment or waiver; (b) reduce the rate of interest or change the time for payment of interest, including default interest, on any Debenture; (c) reduce the principal of or change the maturity of any Debenture or alter the redemption provisions or the price at which the Company shall offer to purchase such Debentures; (d) make any Debenture payable in money other than that stated in the Debenture; (e) make any changes as regards provisions for the waiver of past Defaults and the rights of Holders to receive payment, as contained in the Indenture; (f) waive a default in the payment of, premium or interest on, or redemption payment with respect to, any Debenture; or (g) release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee or make any change in its Subsidiary Guarantee that would adversely affect the Holders, subject to certain exceptions.

BOOK ENTRY, DELIVERY AND FORM

         Debentures sold to Qualified Institutional Buyers in reliance on Rule 144A under the Securities Act will be initially deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee, in the form of a global Debenture (the "Rule 144A Global Debenture"). Interests in the Rule 144A Global Debenture will be shown in, and transfers thereof will be effected only through, records maintained by DTC and its participants. The Rule 144A Global Debenture will be reduced in principal amount to reflect the subsequent transfer by owners of beneficial interest in the Rule 144A Global Debenture to another person who is not a Qualified Institutional Buyer. If DTC is at any time unwilling or unable to continue as depositary for Debentures represented by the Rule 144A Global Debenture and a successor depositary is not named within 90 days, the Company will issue certificated Debentures in exchange for Debentures represented by the Rule 144A Global Debenture, which will bear any legend required under the caption "Transfer Restrictions." Transfer of the Debentures, whether as an interest in the Rule 144A Global Debenture or as certificated Debentures, must be made in accordance with the Indenture. For a description of the restrictions on transfer of the Debentures, see "Transfer Restrictions."

         DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants or DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

         So long as DTC or its nominee is the registered owner of any Debentures, DTC or such nominee will be considered the sole holder under the Indenture of any Debentures evidenced by the Rule 144A Global Debenture. Beneficial owners of Debentures evidenced by the Rule 144A Global Debenture will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Debentures.

         Payments in respect of the principal of, premium, if any, and interest on any Debentures registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Debentures, including Debentures represented by the Rule 144A Global Debenture, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures. The Company believes, however, that it is currently the policy of DTC to immediately credit accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary, practice and will be the responsibility of DTC's Participants and DTC's Indirect Participants.

         Neither the Company nor the Trustee will be liable for any delay by DTC or its nominee in identifying the beneficial owners of Debentures DTC and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominees for all purposes.

GOVERNING LAW

         The Indenture and Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

         The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

                             DESCRIPTION OF NOTES

         In September 1997, the Company issued $216.0 million principal amount of the Notes. The Notes are convertible into shares of Common Stock at a conversion price of $38.50 per share (subject to adjustment in certain events) at any time on and after the earlier of (i) the date that a shelf registration statement to cover the Notes and the Common Stock issuable upon conversion of the Notes is declared effective and (ii) 270 days following the date of original issuance of the Notes. The Company currently does not have a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Notes. However, the Board of Directors has approved an increase, subject to stockholder approval, in the number of authorized shares of Common Stock and such increase, if approved, would be sufficient to reserve a sufficient number of shares for issuance upon conversion of the Notes. Until such time as the Company's authorized Common Stock has been increased to a number of shares sufficient to reserve for the conversion of all of the Notes, the Company may pay cash in lieu, in whole or in part, of delivering Common Stock. The Notes are redeemable, at the Company's option, on or after September 15, 2000 at a redemption price of 102.86% of principal amount in the first twelve months, and 102.14%, 101.43%, 100.71% and 100% of principal amount in the four years thereafter, respectively. Additionally, holders of the Notes have the right to require the Company to repurchase such Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, in the event of a Change in Control (as defined in the indenture relating to the Notes).

                                 LEGAL MATTERS

         Certain legal matters relating to the validity of the Common Stock have been passed upon by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

         The consolidated financial statements of the Company and subsidiaries as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Well-Co Oil Service, Inc. as of June 25, 1997 and for the period from July 1, 1996 to June 25, 1997, have been incorporated by reference into this Prospectus in reliance upon the report of Robinson Burdette Martin & Cowan, L.L.P., independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Ram Oil Well Service, Inc. and Rowland Trucking Co., Inc. as of December 31, 1996 and 1995, have been incorporated by reference into this Prospectus in reliance upon the report of Johnson, Miller & Co., independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Coleman Oil & Gas, Inc. and Subsidiaries as of October 31, 1996 and 1995, have been incorporated by reference into this Prospectus in reliance upon the report of Chandler & Company LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information concerning the Company and the Common Stock, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fee.

        The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information can be inspected and copied at the Public Reference Facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such information also may be obtained on the Internet through the Commission's EDGAR database at http://www.sec.gov. Copies of such materials also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement reference is made to such exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in all respects by such reference.

================================================================================

        NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AND OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY, SINCE THE DATE HEREOF.

                             -------------------

                                   CONTENTS
                                                             Page

Incorporation of Certain Documents
    by Reference............................................   2
Disclosure Regarding Forward Looking
    Statements..............................................   2
The Company.................................................   3
Risk Factors................................................   4
Selling Securityholders.....................................   7
Plan of Distribution........................................   8
Description of Common Stock.................................   9
Description of Debentures ..................................  10
Description of Notes........................................  18
Legal Matters...............................................  18
Experts.....................................................  18
Available Information.......................................  19

================================================================================

                                  KEY ENERGY
                                 GROUP, INC.



                                  $3,000,000

                         7% CONVERTIBLE SUBORDINATED

                              DEBENTURE DUE 2003



                                 505,979 SHARES

                                  COMMON STOCK

                            $.10 PAR VALUE PER SHARE



                                   ----------

                                   PROSPECTUS

                                   ----------


                                JANUARY   , 1998


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Securities registered hereby, other than underwriting discounts and commissions.


            Registration Fee Under Securities Act . . . . . .    $    1,059
            Legal Fees  . . . . . . . . . . . . . . . . . . .         7,500
            Accounting Fees . . . . . . . . . . . . . . . . .        25,000
            Printing and Engraving  . . . . . . . . . . . . .         1,000
            Miscellaneous Fees  . . . . . . . . . . . . . . .         1,941
                                                                  ------------
                    Total   . . . . . . . . . . . . . . . . .     $  14,000
                                                                  ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of deliberate dishonesty, (ii) the director actually received an improper personal benefit or (iii) in a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit if the director was adjudged to be liable and, in a derivative action, there shall not be indemnification if a director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized pursuant to a determination that the director has met the requisite standard of conduct.

         Article Seventh of the Company's Amended and Restated Articles of Incorporation, as amended (the "Charter"), provides that the Company shall indemnify (i) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the MGCL, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Company's By-Laws and be permitted by law. The foregoing rights of indemnification are exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and
amend from time to time such by-laws, resolutions  or  contracts   implementing
such provisions or such further indemnification arrangements as may be permitted by the MGCL. Furthermore, no director or officer of the Company shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under the MGCL as in effect when such breach occurred. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          EXHIBIT NO.           DESCRIPTION
          -----------           -----------
                 4.1            Indenture dated  as of July 3,  1996, among Key  Energy Group, Inc.,  Yale E.
                                Key,  Inc.,  WellTech Eastern,  Inc., Odessa  Exploration,  Inc., Key  Energy
                                Drilling,  Inc.,  d/b/a Clint  Hurt Drilling,  Servicios WellTech,  S.A., and
                                American Stock  Transfer  &  Trust  Company,  as  Trustee,  relating  to  the
                                Company's  $52,000,000  7%  Convertible  Subordinated   Debentures  due  2003
                                (incorporated by reference to Exhibit  4.2 of the Company's Annual  Report on
                                Form 10-K for the fiscal year ended June 30, 1997).

                 4.2            Indenture dated as of September 25, 1997, among Key Energy Group, Inc., and
                                American Stock Transfer & Trust Company, as Trustee, relating to the
                                Company's $216,000,000 5% Convertible Subordinated Notes due 2004
                                (incorporated by reference to Exhibit 4.2 of the Company's Registration
                                Statement on Form S-3 (Reg. No. 333-43115)).

                 5.1            Opinion of Porter & Hedges, L.L.P.

                23.1            Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

                23.2            Consent of KPMG Peat Marwick LLP

                23.3            Consent of Robinson Burdette Martin & Cowan, L.L.P.

                23.4            Consent of Johnson, Miller & Co.

                23.5            Consent of Chandler & Company LLP

                24.1            Power of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section
15(d) of the Securities   Exchange  of  1934  that  is  incorporated  by
reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling
persons of the Registrant  pursuant  to  the  provisions   described  under
Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Key Energy Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey on January 5, 1998.

                                        KEY ENERGY GROUP, INC.



                                        By: /s/ Francis D. John
                                           -----------------------------------
                                           Francis D. John, President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of Key Energy Group, Inc. hereby severally constitutes and appoints Francis D. John and Jack D. Loftis, and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form S-3 and for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, including without limitation any registration statements or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.

                Signatures                                      Title                                  Date
 /s/ Francis D. John                            President, Chief Executive Officer,  and          January 5, 1998
 --------------------------------------------   Director
           Francis D. John

 /s/ William S. Manley                          Director                                          January 5, 1998
 --------------------------------------------
           William S. Manley

 /s/ Morton Wolkowitz                           Director                                          January 5, 1998
 --------------------------------------------
          Morton Wolkowitz

 /s/ David J. Breazzano                         Director                                          January 5, 1998
 --------------------------------------------
          David J. Breazzano

 /s/ Kevin P. Collins                           Director                                          January 5, 1998
 --------------------------------------------
           Kevin P. Collins

 /s/ Phillip W. Marcum                          Director                                          January 5, 1998
 --------------------------------------------
           Phillip W. Marcum

 /s/ Stephen E. McGregor                        Executive Vice President and Chief                January 5, 1998
 --------------------------------------------   Financial Officer
               Stephen E. McGregor

 /s/ Danny R. Evatt                             Chief Accounting Officer and Treasurer            January 5, 1998
 --------------------------------------------
           Danny R. Evatt

                                  EXHIBIT LIST

          EXHIBIT NO.            DESCRIPTION
          -----------            -----------
                   4.1             Indenture dated as of July 3, 1996, among Key Energy Group, Inc., Yale E. Key,  Inc.,
                                   WellTech  Eastern, Inc., Odessa  Exploration, Inc., Key  Energy Drilling, Inc., d/b/a
                                   Clint Hurt Drilling,  Servicios WellTech, S.A.,  and American Stock Transfer  & Trust
                                   Company,  as  Trustee,   relating  to  the   Company's  $52,000,000  7%   Convertible
                                   Subordinated Debentures  due 2003  (incorporated by reference  to Exhibit 4.2  of the
                                   Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997).

                   4.2             Indenture dated as of September 25, 1997, among Key Energy Group, Inc., and American
                                   Stock Transfer & Trust Company, as Trustee, relating to the Company's $216,000,000
                                   5% Convertible Subordinated Notes due 2004 (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (Reg. No. 333-43115)).

                   5.1             Opinion of Porter & Hedges, L.L.P.

                  23.1             Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

                  23.2             Consent of KPMG Peat Marwick LLP

                  23.3             Consent of Robinson Burdette Martin & Cowan, L.L.P.

                  23.4             Consent of Johnson, Miller & Co.

                  23.5             Consent of Chandler & Company LLP

                  24.1             Power of Attorney (included on signature page)